Exhibit 10.22

Change in Control Severance Policy

The purpose of this Change in Control Severance Policy is to ensure severance benefits to the classes of employees of Ceridian Corporation (“Ceridian”) described below should a Change in Control (as defined below) occur on or before December 31, 2007. This Change in Control Severance Policy will go into effect as of the date the Change in Control occurs and be in effect through the two year period after the Change in Control occurs. This Change in Control Severance Policy may not be rescinded or amended in a manner that is adverse to any employee (i) prior to December 31, 2007 or (ii) if a Change of Control shall occur prior to such time, at any time during the two year period following a Change of Control. During such time as this policy is in effect, each employee shall be entitled to the severance provided herein following the occurrence of a Change of Control Termination (as defined below) within two years following a Change of Control. Unless otherwise indicated by specific designation of a non-U.S. employee, this Change in Control Severance Policy shall apply solely with respect to U.S. employees.

Ceridian Corporation (other than Comdata)

	Directors	Vice Presidents	Senior Vice Presidents	Business Leaders
Severance Formula	Greater of ERISA severance formula or 3 months base pay	Greater of ERISA severance formula or 6 months base pay	Greater of ERISA severance formula, or <15 years of service - 12 months base pay, or 15+ years of service - 15 months base pay	Greater of ERISA severance formula, or 2 years of base pay

Job Search Assistance	$8,000	$8,000	$12,000	$12,000

COBRA subsidy	6 months	6 months	6 months	6 months

Notice Period	2 weeks	2 weeks	One month	One month

Comdata

	Senior Vice Presidents and Vice Presidents	Business Leaders
Severance Formula	Greater of severance formula or one year of base pay	Greater of severance formula or two years of base pay

COBRA subsidy	6 months	6 months

For purposes of this Change in Control Severance Policy, “Business Leaders” shall include any employee of Ceridian Corporation designated by the Chief Executive Officer based on such individual’s role and responsibilities within Ceridian as well as each of the individuals set forth below:

For purposes of this Change in Control Severance Policy, “Change of Control” shall mean the first of the following events to occur:

1.	there is consummated a merger or consolidation to which Ceridian or any direct or indirect subsidiary of Ceridian is a party if the merger or consolidation would result in the voting securities of Ceridian outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) less than 60% of the combined voting power of the securities of Ceridian or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or

2.

the direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) in the aggregate of securities of Ceridian representing twenty percent (20%) or more of the total combined voting power of Ceridian’s then issued and outstanding securities is acquired by any person or entity, or group of associated persons or entities acting in concert; provided, however, that for purposes hereof, the following acquisitions shall not constitute a Change of Control: (A) any acquisition by Ceridian or any of its subsidiaries, (B) any acquisition directly from Ceridian or any of its subsidiaries, (C) any acquisition by any employee benefit plan (or related trust or fiduciary) sponsored or maintained by Ceridian or any corporation controlled by Ceridian, (D) any acquisition by an underwriter temporarily holding securities pursuant to an offering of such securities, (E) any acquisition by a corporation owned, directly or indirectly, by the stockholders of Ceridian in substantially the same proportions as their ownership of stock of Ceridian, (F) any acquisition in connection with which, pursuant to Rule 13d-l promulgated pursuant to the Exchange Act, the individual, entity or group is permitted to, and actually does, report its beneficial ownership on Schedule 13G (or any successor Schedule); provided that, if any such individual, entity or group subsequently becomes required to or does report its beneficial ownership on Schedule 13D (or any successor Schedule), then, for purposes of this paragraph, such individual, entity or group shall be deemed to have first acquired, on the first date on which such individual, entity or group becomes required to or does so report on Schedule 13D, beneficial ownership of all of the voting securities of Ceridian beneficially owned by it on such date, and (G) any acquisition in connection with a merger or consolidation which, pursuant to paragraph (1) above, does not constitute a Change of Control; or

3.	there is consummated a transaction contemplated by an agreement for the sale or disposition by Ceridian of all or substantially all of Ceridian’s assets, other than a sale or disposition by Ceridian of all or substantially all of Ceridian’s assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by stockholders of Ceridian in substantially the same proportions as their ownership of Ceridian immediately prior to such sale; or

4.	the stockholders of Ceridian approve any plan or proposal for the liquidation of Ceridian; or

5.	a change in the composition of the Board such that the “Continuity Directors” cease for any reason to constitute at least a majority of the Board. For purposes of this clause, “Continuity Directors” means (A) those members of the Board who were directors on the date hereof and (B) those members of the Board (other than a director whose initial assumption of office was in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Ceridian) who were elected or appointed by, or on the nomination or recommendation of, at least a two-thirds (2/3) majority of the then-existing directors who either were directors on the date hereof or were previously so elected or appointed; or

6.	such other event or transaction as the Board shall determine constitutes a Change of Control.

Notwithstanding any provision to the contrary, a Change of Control shall not include a sale, spin off, reverse spin off or similar disposition of any Subsidiary of Ceridian, unless or until the Board shall determine that such disposition constitutes a Change of Control.

For purposes of this Change in Control Severance Policy, for Business Leaders, Directors, Vice Presidents and Senior Vice Presidents of Ceridian (other than Comdata) and Senior Vice Presidents and Vice Presidents of Comdata, “Change of Control Termination” shall mean:

1.	termination of executive’s employment by Ceridian for any reason other than:

a)	fraud,

b)	theft or embezzlement of Ceridian assets

c)	conviction of a crime involving moral turpitude, or

d)	failure to follow Ceridian’s conduct and ethics policies.